                                                                   EXHIBIT 99.d2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement (hereinafter referred to as the "Assignment") is made effective as of 12:04 a.m. eastern standard time on January 1, 2005, by and between
AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (ACIM) and
AMERICAN CENTURY GLOBAL INVESTMENT MANAGEMENT, INC., a Delaware corporation
(ACGIM), and AMERICAN CENTURY VARIABLE PORTFOLIOS, INC., a Maryland corporation
(Corporation).

WHEREAS, ACIM entered into that certain Management Agreement, dated as of
November 16, 1998 (the Management Agreement), with the Corporation that designates ACIM as the investment manager for each class of each series of shares of the Corporation as of the date thereof, and each class of each subsequent series of shares of the Corporation that the Corporation selects ACIM to manage;

WHEREAS, ACIM recently formed ACGIM as a wholly owned subsidiary of ACIM as part of a corporate restructuring, and now the parties hereto desire to assign the
Management Agreement, as it relates to the investment management of each class of that series of shares issued by the Corporation that is known as American
Century VP International Fund and American Century VP Global Growth Fund (the
Funds), to ACGIM;

WHEREAS, the assignment of the Management Agreement by ACIM to ACGIM pursuant to this Assignment will not result in (a) a change of actual control or management of the investment adviser to the Funds, (b) a material change in the nature or the level of actual investment advisory and administrative services provided to the Funds, (c) a change in the investment management personnel who manage the
Funds, and, therefore, is not an assignment for purposes of section 15(a)(4) of the Investment Company Act of 1940;

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties to this Assignment agree as follows:

1.   Effective January 1, 2005, ACGIM hereby assumes all the rights, obligations, responsibilities, and liabilities of ACIM under the Management
     Agreement that relate to the management of the Funds.

2.   Effective January 1, 2005, ACIM is hereby released from all of its obligations, responsibilities, and liabilities under the Management
     Agreement that relate to the management of the Funds.

3.   Effective January 1, 2005, the Management Agreement, as it relates to the
     Funds, shall have the same force and effect as if such agreement were executed by ACGIM.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective duly authorized officers as of the effective date above-written.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By:    /s/ Jon W. Zindel
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Title:
       Vice President
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AMERICAN CENTURY GLOBAL INVESTMENT MANAGEMENT, INC.

By:    Jon W. Zindel
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Title:
       Vice President
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AMERICAN CENTURY VARIABLE PORTFOLIOS, INC.

By:    Maryanne L. Roepke
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Title:
       Senior Vice President
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